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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              WCA Waste Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92926K103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 26, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

CUSIP No. 92926K103

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.

     Barclays Bank PLC

     I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     England
--------------------------------------------------------------------------------
                          5.  Sole Voting Power

                              938,800
                          ------------------------------------------------------
         Number of        6.  Shared Voting Power
          Shares
       Beneficially           -0-
      Owned by Each       ------------------------------------------------------
        Reporting         7.  Sole Dispositive Power
       Person With:
                              938,800
                          ------------------------------------------------------
                          8.  Shared Dispositive Power

                              -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     938,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.54%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     BK
--------------------------------------------------------------------------------

                               Page 2 of 5 pages

ITEM 1.

     (a)  Name of Issuer: WCA Waste Corporation

     (b)  Address of Issuer's Principal Executive Offices:  One Riverway,
                                                            Suite 1400,
                                                            Houston, TX 77056

ITEM 2.

     (a)  Name of Person Filing: Barclays Bank PLC

     (b)  Address of Principal Business Office
          or, if none, Residence:                       1 Churchill Place,
                                                        London, E14 5HP, England

     (c)  Citizenship: England

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 92926K103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 938,800.

     (b)  Percent of class: 5.54%.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 938,800.

          (ii)  Shared power to vote or to direct the vote: -0-.


                               Page 3 of 5 pages

          (iii) Sole power to dispose or to direct the disposition of:
                938,800.

          (iv)  Shared power to dispose or to direct the disposition of: -0-.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.


ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 4, 2007                      By:  /s/ Mike Walters
                                             -----------------------------------
                                             Name:  Mike Walters
                                             Title: Director





                               Page 5 of 5 pages